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                                                                    EXHIBIT 99.1

                                                  PLD TELEKOM INC. PRESS RELEASE

            PLD TELEKOM INCREASES STAKE IN TECHNOCOM LIMITED TO 80.4%

      PLD INTEREST IN TELEPORT-TP, MTR-SVIAZ AND ROSH TELECOM CLOSE TO 40%

New York, December 15, 1997 - PLD Telekom Inc. (NASDAQ: PLDI; TSE: PLD) today announced that it has acquired an additional 29.65% of its subsidiary Technocom Limited, taking its stake from 50.75% to 80.40%. Technocom Limited, and its subsidiary Teleport-TP, a joint venture with Rostelecom, are the vehicles through which PLD is addressing the market for domestic and international long distance telecommunications services in the Russian Federation. As a result of this acquisition, PLD's economic interest in Teleport-TP and in Technocom's other joint ventures - MTR-Sviaz (a joint venture with Mosenergo, the Moscow power utility, to commercialize its existing internal telecommunications network) and Rosh Telecom (a joint venture with ECI Telecom of Israel to distribute ECI's products on an exclusive basis in Russia) - is now approximately 40%.

The total consideration for the acquisition was $32.45 million, approximately three quarters of which was paid in cash and the remainder in shares of PLD common stock. The cash element of the transaction was funded as to $9 million from the funds escrowed following the debt offering completed in June 1996 and $15.5 million from a private placement of its 12% Revolving Credit Notes which fall due in the period September to December 1998 and are secured by a proportion of the shares acquired and PLD's inventory and accounts receivable. The shares of common stock cannot be sold until 2000.

In commenting on the acquisition James Hatt, Chairman and Chief Executive Officer, said:

"This acquisition demonstrates PLD's commitment to the growing market for domestic and international long distance telecommunications services in the Russian Federation and the importance of Teleport-TP to our future plans. This development is the culmination of a series of transactions over the past eighteen months through which we have almost doubled PLD's economic interest in Teleport-TP from 21.2% when we acquired our stake in Technocom Limited in December 1994 to just under 40% today, along the way achieving the important step of being able to consolidate Teleport-TP into our financial results."

He added:

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"I am pleased to welcome Dr Boris Antoniuk, Chief Executive of Teleport-TP and a
PLD Board member, as a significant shareholder in the company. Dr Antoniuk's acceptance of restricted PLD equity for more than half of the consideration he received in this transaction is tangible evidence of his belief in the future prospects of PLD as a whole. In addition, I am confident that the incentivization of our partners through their residual holdings in Technocom and their agreement to remain actively involved in the activities of the Technocom group will help to ensure the continued success of our ventures in the Russian long distance market."

PLD Telekom's strategy continues to be focused on becoming a leading participant in the provision of telecommunications infrastructure, products and services in the former Soviet Union, through partnerships with local, regional and national communications companies. It is already a major provider, through its operating ventures, of high quality local, long distance and international telecommunications services in the Russian Federation and Kazakstan.

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Contacts:
USA: Brunswick                   George J. Avril                  (212) 333-3810